Exhibit 10.27

Description of Employment Arrangement between Overhill Farms, Inc. and Tracy E. Quinn

Ms. Quinn’s employment arrangement commenced on September 10, 2007.  The initial term of Ms. Quinn’s employment will be for 90 days, but reviewable by Overhill Farms every 30 days, and terminable at will by either party.   Ms. Quinn receives a monthly base salary of $30,000 per month.